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                                                                    Exhibit 23.2








                          Independent Auditors' Consent



The Board of Directors
Jabil Circuit, Inc.

We consent to the incorporation by reference herein of our report dated October 16, 2003, with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity, cash flows and comprehensive income and related schedule for each of the years in the three-year period ended August 31, 2003, which report appears in the August 31, 2003 annual report on Form 10-K of Jabil Circuit, Inc.


/s/ KPMG LLP
January 27, 2004
Tampa, Florida